Exhibit 99.1

Contacts:
Linda Baddour
+910 772 6999
linda.baddour@wilm.ppdi.com

Steve Smith
+910 772 7585
stephen.smith@wilm.ppdi.com

FOR IMMEDIATE RELEASE

PPD REPORTS FOURTH QUARTER AND YEAR END 2003 FINANCIAL RESULTS;

POSTS SECOND CONSECUTIVE QUARTER OF RECORD NEW AUTHORIZATIONS

WILMINGTON, NC, February 2, 2004—PPD, Inc. (Nasdaq: PPDI) today reported its financial and operating results under U.S. generally accepted accounting principles, or GAAP, for the fourth quarter and full year ended December 31, 2003.

For the fourth quarter of 2003, PPD recorded net revenue of $192.6 million, an increase of 13.8 percent over net revenue of $169.2 million for the fourth quarter of 2002. Net revenue on a GAAP basis for fourth quarter 2003 includes reimbursed out-of-pockets of $17.4 million, compared to $14.9 million for the same period in 2002. Fourth quarter 2003 development and discovery sciences revenue totaled $175.2 million, an increase of 13.5 percent compared to the same period last year.

Fourth quarter 2003 loss from operations was $26.3 million, compared to income from operations of $33.0 million for the same period in 2002. The fourth quarter 2003 loss from operations includes the previously disclosed $65.0 million cash payment to Eli Lilly & Company to acquire the patents for dapoxetine. The $65.0 million payment was recorded to research and development expense in the fourth quarter 2003.

Fourth quarter 2003 net loss per diluted share was $0.30, compared to earnings per diluted share of $0.36 for the same period last year. Fourth quarter 2003 net loss per diluted share includes the $65.0 million payment to Lilly for the dapoxetine patents and a non-cash charge of $0.7 million related to impairment of equity investments. The $65.0 million payment and the $0.7 million charge resulted in a $0.74 impact on earnings per diluted share for the quarter, net of tax.

For the year ending December 31, 2003, net revenue was $727.0 million, an increase of 19.4 percent over net revenue of $608.7 for 2002. Full year 2003 net revenue includes reimbursed out-of-pockets of $57.5 million, compared to $46.0 million in 2002. Full year 2003 development and discovery sciences revenue totaled $669.5 million, an increase of 19.0 percent compared to 2002.

Income from operations for 2003 was $78.8 million. Full year 2003 income from operations includes the $65.0 million payment to Lilly, a $5.7 million gain on the sale of assets and a $1.9 million charge related to the restructuring of the discovery sciences business. The aggregate impact of these items was a $61.2 million reduction in income from operations for the full year 2003.

Earnings per diluted share for the year ending December 31, 2003 was $0.82. Earnings per diluted share for 2003 includes $10.1 million of charges for the impairment of equity investments. This charge, together with the payment to Lilly, the gain on sale of assets and the discovery sciences restructuring charge, resulted in an aggregate impact of $0.80 to 2003 earnings per diluted share, net of tax.

New business authorizations for the fourth quarter of 2003 were a record $310.0 million, resulting in total new authorizations for 2003 of nearly $1.1 billion. Net days sales outstanding for the full year 2003 was 42 days, which remained unchanged from the year-to-date days sales outstanding of 42 days as of September 30, 2003. At December 31, 2003, PPD had $110.1 million in cash and minimal debt.

“This year has been both a transitional and challenging one for PPD,” stated Fred Eshelman, chief executive officer of PPD. “We invested significantly in our near to long term strategy of developing a pipeline of partnered compounds to drive future earnings growth, which we believe is a positive development for PPD. In addition, we delivered two consecutive quarters of record authorizations in the second half and four consecutive quarters of backlog growth in a very competitive market environment.”

PPD will conduct a live conference call and audio Webcast tomorrow, February 3, 2004, at 9:00 a.m. EST to discuss its fourth quarter and full year 2003 results. To access the Webcast, please visit http://www.ppdi.comand follow the directions on PPD’s investors page. A replay of the Webcast will be available shortly after the call. If you have difficulty accessing the Webcast via the Internet, PPD has established a direct dial number, +800 915 4836, for telephone access.

As a leading global provider of discovery and development services and products for pharmaceutical, biotechnology and medical device companies, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help clients maximize the return on their R&D investments. With proven early discovery through post-market resources, the company also offers compound partnering opportunities. PPD has more than 5,700 professionals in 26 countries around the world. For more information on PPD, visit our Web site at http://www.ppdi.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause results to differ materially include the following: continued success in sales growth; loss of large contracts; increased cancellation rates; economic conditions and outsourcing trends in the pharmaceutical, biotechnology and medical device industries; competition within the outsourcing industry; risks associated with and dependence on collaborative relationships; risks associated with the development and commercialization of drugs; risks associated with acquisitions and investments, such as impairments; rapid technological advances that make our products and services less competitive; the ability to attract and retain key personnel; and the other risk factors set forth from time to time in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

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Exhibit 99.1

PPD, Inc.

Statement of Operations Data

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2003	2002	2003	2002
Net revenue:
Development	$172,526	$151,093	$654,019	$545,139
Discovery sciences	2,671	3,267	15,479	17,510
Reimbursed out-of-pockets	17,424	14,864	57,485	46,008

Total net revenue	192,621	169,224	726,983	608,657
Direct costs:
Development	84,520	71,664	316,942	261,169
Discovery sciences	1,346	1,634	7,741	7,831
Reimbursable out-of-pocket expenses	17,424	14,864	57,485	46,008

Total direct costs	103,290	88,162	382,168	315,008
Research and development	66,368	3,258	74,941	10,540
Selling, general and administrative	42,134	38,218	166,253	150,433
Depreciation	6,735	6,125	26,968	23,189
Amortization	442	412	1,633	1,042
Gain on sale of assets	—	—	(5,738)	—
Restructuring charges	—	—	1,917	—

(Loss) income from operations	(26,348)	33,049	78,841	108,445
Impairment of equity investments, net	(705)	(1,781)	(10,078)	(33,787)
Other income, net	20	469	2,482	3,989

(Loss) income before income taxes	(27,033)	31,737	71,245	78,647
Income tax (benefit) expense	(10,511)	11,766	24,935	38,645

(Loss) income before equity in net loss of investee	(16,522)	19,971	46,310	40,002
Equity in net loss of investee, net of income taxes	—	—	—	105

Net (loss) income	$(16,522)	$19,971	$46,310	$39,897

Net (loss) income per share:
Basic	$(0.30)	$0.36	$0.83	$0.73

Diluted	$(0.30)	$0.36	$0.82	$0.72

Weighted average number of shares outstanding:
Basic	55,955	55,303	55,774	54,710

Diluted	55,955	55,905	56,286	55,343

Exhibit 99.1

PPD, Inc.

Balance Sheet Data

(in thousands)

(unaudited)

	December 31,	December 31,
	2003	2002
Cash and cash equivalents	$110,102	$181,224
Accounts receivable and unbilled services, net	$242,470	$199,936
Working capital	$156,112	$187,696
Total assets	$774,443	$692,120
Unearned income	$129,818	$114,494
Long-term debt, including current portion	$7,662	$8,406
Shareholders’ equity	$512,521	$440,337